                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549


                                    FORM 8-K
                 _____________________________________________

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Date of  Report (Date of earliest event reported):  September 1, 1998


                                 US WATS, INC.
                                 -------------

             (Exact name of Registrant as Specified in its Charter)


                                    0-22944
                            (Commission File Number)


     New York                                                    22-3055962
     --------                                                    ----------
 (State of Other Jurisdiction of Incorporation)     (IRS Employer Identification
                                                                  Number)



                               2 Greenwood Square
                                3331 Street Road
                                   Suite 275
                          Bensalem, Pennsylvania 19020
                          ----------------------------
   (Address, including zip code, of Registrant's Principal Executive Offices)

                                 (215) 633-9400
              (Registrant's telephone number, including area code)
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ITEM 5.    OTHER EVENTS.

The Company and Stephen Parker have entered into a severance agreement (the "Severance Agreement") whereby Mr. Parker has resigned as an employee and officer of the Company, effective August 21, 1998. Mr. Parker had been the President and Chief Executive Officer of the Company. The Severance Agreement supersedes Mr. Parker's employment agreement with the Company dated December 23, 1993 and provides that the Company will pay Mr. Parker a single lump sum payment of $300,000, in full satisfaction of any entitlement that he may have to severance pay as well as any unpaid salary, bonus or accumulated but unused sick or vacation pay. In addition, the Severance Agreement states that the Company will provide Mr. Parker with continuation of his medical/surgical/hospitalization insurance through December 31, 2000. The Severance Agreement also provides that the Company will continue to indemnify Mr. Parker for certain claims that may have arisen in connection with his service to the Company as an employee, director, officer or agent prior to August 21, 1998, to the same extent as Mr. Parker was indemnified for such claims prior to his resignation. Finally, the Severance Agreement provides that Mr. Parker releases the Company, its affiliates, officers, directors and employees from any claim relating to his employment or the cessation thereof.

Concurrent with his execution of the Severance Agreement, Mr. Parker sold to the Company 869,000 restricted shares of his 1,000,000 total shares of common stock of the Company for a purchase price per share of $1.20. The sale of the shares was effected pursuant to the terms of a Stock Repurchase Agreement.

A copy of the Severance Agreement and the Stock Repurchase Agreement are attached to this Current Report as Exhibits 10.1 and 10.2, respectively.